                                                            Exhibit 3.1

Amendment to Bylaws of Realty Income Corporation
May 13, 2008

Effective May 13, 2008, the Board of Directors approved the following amendments to the Bylaws of Realty Income Corporation

1.	Article III, Section 2 of the Bylaws is hereby deleted, and the following is inserted in lieu thereof:

"Section 2.   ANNUAL MEETING.   An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at a time set by the Board.

2.	Article III, Section 4 of the Bylaws be and the same is hereby amended by adding thereto the following:

"A single notice shall be effective as to all stockholders who share an address, except to the extent that a stockholder at such address objects in writing to such single notice.  Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article III, or the validity of any proceedings at any such meeting."

3.	Article III, Section 12(a)(1) of the Bylaws be and the same is hereby amended by deleting said provision and inserting the following in lieu thereof:

"(a)   Annual Meetings of Stockholders.   (1) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 12(a) and at the time of the annual meeting, who is entitled to vote at the meeting on the election or the proposal for other business, as the case may be, and who complied with the notice procedures set forth in this Section 12(a)."

4.	The second sentence of Article III, Section 12(a)(2) of the Bylaws be and the same is hereby amended by deleting said sentence and inserting the following in lieu thereof:

"To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 P.M.. Pacific Time on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 P.M. Pacific Time on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made."

5.	Clauses (iii) and (iv) of the fourth sentence of Article III, Section 12(a(2) of the Bylaws are hereby deleted, and the following is inserted in lieu thereof:

"(iii) as to the stockholder giving the notice and any Stockholder Associated Person, (A) the class, series and number of all shares of stock or other securities of the Corporation or any Affiliate thereof which are owned by such stockholder and by such Stockholder Associated Person, if any, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) of either such person, (B) the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person and (C) whether and the extent to which, within the past six months, such stockholder or Stockholder Associated Person has engaged in any hedging, derivative or other transaction or series of transactions or any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of shares or any proxy or voting agreement), the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease disproportionately to the economic interest the voting power of, such stockholder or any such Stockholder Associated Person (collectively, “Hedging Activities”) with respect to any share of stock or other security of the Corporation or any Affiliate thereof; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (ii) or (iii) of this paragraph (2) of this Section 12(a), (A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger and current name and address, if different, and of such Stockholder Associated Person and (B) the investment strategy or objective, if any, of such stockholder or Stockholder Associated Person and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder or Stockholder Associated Person and (v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice."

6.	Article III, Section 12(a)(2) of the Bylaws be and the same is hereby amended by adding thereto the following sentence at the end thereof:

"Any such stockholder shall notify the Corporation of any change (within two Business Days of becoming aware of such change) in any such information."

7.	The following Paragraph 4 be and the same is hereby added to Article III, Section 12(a) of the Bylaws:

"(4)   For purposes of this Section 12, “Stockholder Associated Person” of any stockholder means (i) any person acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person that directly, or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such stockholder or Stockholder Associated Person."

8.	Article III, Section 12(c)(2) of the Bylaws be and the same is hereby deleted, and the following is inserted in lieu thereof:

"(3)   “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act."

9.	The following sentence be and the same is hereby added to Article III, Section 12(c)(3) of the Bylaws:

"Nothing in this Section 12 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation after the filing of an effective Schedule 14A under Section 14(a) of the Exchange Act."

10.	The following Sections 19 and 20 be and the same are hereby added to Article IV of the Bylaws:

"Section 19.   RATIFICATION.  The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter.  Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

"Section 20.   EMERGENCY PROVISIONS.  Notwithstanding any other provision in the charter or these Bylaws, this Section 20 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an "Emergency").  During any Emergency, unless otherwise provided by the Board of Directors, (i) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio, and (iii) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors."

11.	Article VI, Section 4 of the Bylaws be and the same is hereby deleted, and the following is inserted in lieu thereof:

"Section 4.    FIXING OF RECORD DATE.  The Board may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

"When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment or postponement thereof, except when the meeting is adjourned or postponed to a date more than 120 days after the record date fixed for the original meeting, in which case a new record date shall be determined as set forth herein."